UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 12)*

                              Advent Software, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007974108
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                               Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                August 10, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Check the following box if a fee is being paid with the statement. [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 2 OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,149,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,149,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,149,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          23.92%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 3 OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,149,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,149,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,149,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          23.92%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1)  Solely in its capacity as the sole general partner of SPO Partners II, L.P.

(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  4  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.51%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  5  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.51%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  6  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              6,794,400(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                6,794,400(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,794,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.43%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 6,149,700 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 644,700 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  7  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              60,800(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,794,400(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                60,800(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,794,400(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,855,200
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.67%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) Of these shares, 53,500 shares underlie stock options granted to Mr. Scully as a member of the Board of Directors of the Issuer and 7,300 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  8  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,794,400(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,794,400(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,794,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.43%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE   9  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              100(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               6,798,400(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                100(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         6,798,400(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          6,798,500
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          26.44%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self-directed.

(2) Of these shares, 6,794,400 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 4,000 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  10  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              7,300(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                7,300(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,300
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          0.03%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  11  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,000(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,000(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,000
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          0.02%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, sole directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  12  OF 32 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Eli J. Weinberg
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          PF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              170
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                170
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          170
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.01%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

**   Denotes less than.

                                                             PAGE 13 OF 32 PAGES

         This Amendment No. 12 amends the Schedule 13D (the "Original 13D") filed with the Securities Exchange Commission ("SEC") on July 25, 2002, as amended on August 6, 2002, September 9, 2002, September 19, 2002, September 26, 2002, October 15, 2002, March 13, 2003, March 17, 2003, March 25, 2003, May 12,
2003, November 5, 2003 and December 4, 2003. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D, as amended.


Item 2.  Identity and Background.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), The Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation") and Eli J. Weinberg ("EJW"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, PS Foundation, Patterson Foundation and EJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         The following subsections are hereby added to Item 2(b)-(c) in appropriate alphabetical order as follows:

         PATTERSON FOUNDATION
         ---------------------------

         Patterson Foundation is a California corporation, the principal purpose of which is to be a private, grant-making charitable entity. WJP and his wife, Elizabeth R. Patterson, are the controlling persons, directors and executive officers of Patterson Foundation. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WJP is set forth herein. The principal business address of Patterson Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Ms. Patterson's present principal occupation is homemaker.

         PS FOUNDATION
         -------------------

         PS Foundation is a California corporation, whose principal purpose of which is to be a private, grant-making charitable entity. The principal business address of PS Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, sole director and controlling person of PS Foundation, is set forth herein.

                                                             PAGE 14 OF 32 PAGES

         EJW
         -----

         EJW's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a principal for SPO Partners & Co.


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                      SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------     ----------------------------          ---------------
SPO                       Contributions from Partners            $103,897,865
SPO Advisory Partners     Not Applicable                         Not Applicable
SFP                       Contributions from Partners            $11,334,854
SF Advisory Partners      Not Applicable                         Not Applicable
SPO Advisory Corp.        Not Applicable                         Not Applicable
JHS                       Not Applicable                         Not Applicable
WEO                       Not Applicable                         Not Applicable
WJP                       Not Applicable and Personal Funds      $4,012
PS Foundation             Contributions from Shareholders        $278,722
Patterson Foundation      Contributions from Shareholders        $159,292
EJW                       Personal Funds                         $2,958


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 25,709,174 total outstanding Shares as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2007.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 6,149,700 Shares, which constitutes approximately 23.92% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,149,700 Shares, which constitutes approximately 23.92% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 644,700 Shares, which constitutes approximately 2.51% of the outstanding Shares.

                                                             PAGE 15 OF 32 PAGES

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 644,700 Shares, which constitutes approximately 2.51% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,794,400 Shares in the aggregate, which constitutes approximately 26.43% of the outstanding Shares.

         JHS
         ---

         Because of his positions as a control person of SPO Advisory Corp. and control person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,855,200 Shares, which constitutes approximately 26.67% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,794,400 Shares in the aggregate, which constitutes approximately 26.43% of the outstanding Shares.

         WJP
         ---

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,798,500 Shares in the aggregate, which constitutes approximately 26.44% of the outstanding Shares.

         PS FOUNDATION
         -------------

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,300 Shares, which constitutes approximately 0.03% of the outstanding Shares.

         PATTERSON FOUNDATION
         --------------------

         The aggregate number of Shares that Patterson Foundation owns benefically, pursuant to Rule 13d-3 of the Act, is 4,000 Shares, which constitutes approximately 0.02% of the outstanding Shares.

                                                             PAGE 16 OF 32 PAGES
         EJW
         ---

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 170 Shares, which constitutes less than 0.01% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,149,700 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,149,700 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,794,400 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 6,794,400 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 53,500 Shares underlying stock options and 7,300 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

                                                             PAGE 17 OF 32 PAGES
         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 6,794,400 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 6,794,400 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,000 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION
         -------------

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,300 Shares.

         PATTERSON FOUNDATION
         --------------------

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,000 Shares.

         EJW
         ---

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 170 Shares.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

                                                             PAGE 18 OF 32 PAGES
Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1(k)

         Exhibit B - Power of Attorney

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   August 14, 2007



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(2)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION(2)
                                           ELI J. WEINBERG(2)

                                           (1) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                           (2) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of this
                                           person or entity is filed as
                                           Exhibit B.

                                                                                   PAGE 19 OF 32 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 SPO Partners II, L.P.           7/30/2007      Buy            98      36.25        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,276      36.38        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy            98      36.40        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy            98      36.41        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,080      36.48        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         3,141      36.50        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           589      36.62        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,052      36.63        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           322      36.65        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,374      36.67        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,178      36.71        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           589      36.82        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,276      36.83        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           294      36.86        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         2,061      36.87        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         3,631      36.90        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           491      36.91        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,767      36.92        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,570      36.94        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy            98      36.95        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         2,454      36.96        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           196      36.99        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,640      37.00        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           589      37.10        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy            98      37.11        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           283      37.12        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,472      37.13        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           393      37.16        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         2,159      37.22        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           491      37.23        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         1,000      37.25        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           393      37.41        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy            98      37.43        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy           196      37.47        Open Market/Broker
 SPO Partners II, L.P.           7/30/2007      Buy         3,555      37.50        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      36.25        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            24      36.38        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      36.40        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      36.41        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            20      36.48        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            59      36.50        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            11      36.62        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            20      36.63        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             6      36.65        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            26      36.67        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            22      36.71        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            11      36.82        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            24      36.83        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             6      36.86        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            39      36.87        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            69      36.90        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             9      36.91        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            33      36.92        Open Market/Broker

                                                                                     PAGE 20 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            30      36.94        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      36.95        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            46      36.96        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             4      36.99        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            31      37.00        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            11      37.10        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      37.11        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             5      37.12        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            28      37.13        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             7      37.16        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            41      37.22        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             9      37.23        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            19      37.25        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             7      37.41        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             2      37.43        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy             4      37.47        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/30/2007      Buy            67      37.50        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           679      37.46        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy            93      37.50        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           372      37.92        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           652      37.98        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           635      38.01        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           372      38.02        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           110      38.03        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         4,885      38.04        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         7,502      38.05        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy            93      38.06        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           652      38.07        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,334      38.08        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         2,527      38.09        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,702      38.10        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         8,433      38.11        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         2,420      38.12        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           186      38.13        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           186      38.14        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,210      38.15        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,303      38.16        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         3,351      38.17        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           560      38.18        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,743      38.19        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         1,104      38.20        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           465      38.21        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         2,808      38.22        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy           855      38.23        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         2,656      38.24        Open Market/Broker
 SPO Partners II, L.P.           7/31/2007      Buy         7,712      38.25        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            48      37.46        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy             7      37.50        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            26      37.92        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            46      37.98        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            45      38.01        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            26      38.02        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy             8      38.03        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           345      38.04        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           530      38.05        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy             7      38.06        Open Market/Broker

                                                                                     PAGE 21 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            46      38.07        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            94      38.08        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           179      38.09        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           120      38.10        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           596      38.11        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           171      38.12        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            13      38.13        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            13      38.14        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            86      38.15        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            92      38.16        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           237      38.17        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            40      38.18        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           123      38.19        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            78      38.20        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            33      38.21        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           198      38.22        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy            60      38.23        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           188      38.24        Open Market/Broker
 Phoebe Snow Foundation, Inc.    7/31/2007      Buy           545      38.25        Open Market/Broker
 The Elizabeth R. & William J.   7/31/2007      Buy             2      37.46        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             1      37.92        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             2      37.98        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             2      38.01        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             1      38.02        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            17      38.04        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            27      38.05        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             2      38.07        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             5      38.08        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             9      38.09        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             6      38.10        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            30      38.11        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             9      38.12        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             1      38.13        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             1      38.14        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             4      38.15        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             5      38.16        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            12      38.17        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             2      38.18        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             6      38.19        Open Market/Broker
 Patterson Foundation

                                                                                     PAGE 22 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 The Elizabeth R. & William J.   7/31/2007      Buy             4      38.20        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             2      38.21        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            10      38.22        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             3      38.23        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy             9      38.24        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   7/31/2007      Buy            28      38.25        Open Market/Broker
 Patterson Foundation
 SPO Partners II, L.P.           8/01/2007      Buy         1,341      37.75        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,373      37.95        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,903      37.99        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         2,802      38.00        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         2,059      38.12        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         3,039      38.16        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           883      38.17        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           718      38.18        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         2,199      38.19        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,863      38.23        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy            98      38.28        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         5,783      38.31        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,568      38.36        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           888      38.37        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,069      38.39        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         3,039      38.40        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy        11,181      38.41        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,328      38.42        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         5,000      38.44        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,357      38.45        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           980      38.47        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         6,485      38.48        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy         1,471      38.49        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           196      38.50        Open Market/Broker
 SPO Partners II, L.P.           8/01/2007      Buy           977      38.52        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            25      37.75        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            25      37.95        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            35      37.99        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            52      38.00        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            38      38.12        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            56      38.16        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            16      38.17        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            13      38.18        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            41      38.19        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            34      38.23        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy             2      38.28        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy           107      38.31        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            29      38.36        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            16      38.37        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            20      38.39        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            56      38.40        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy           206      38.41        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            24      38.42        Open Market/Broker

                                                                                     PAGE 23 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            92      38.44        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            25      38.45        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            18      38.47        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy           120      38.48        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            27      38.49        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy             4      38.50        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/01/2007      Buy            19      38.52        Open Market/Broker
 The Elizabeth R. & William J.   8/01/2007      Buy             2      37.75        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      37.95        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             3      37.99        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             5      38.00        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             3      38.12        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             5      38.16        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             1      38.17        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             1      38.18        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             4      38.19        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             3      38.23        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy            10      38.31        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             3      38.36        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             1      38.37        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      38.39        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             5      38.40        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy            19      38.41        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      38.42        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             8      38.44        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      38.45        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      38.47        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy            11      38.48        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             2      38.49        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/01/2007      Buy             4      38.52        Open Market/Broker
 Patterson Foundation
 SPO Partners II, L.P.           8/03/2007      Buy           686      38.42        Open Market/Broker

                                                                                     PAGE 24 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 SPO Partners II, L.P.           8/03/2007      Buy           686      38.44        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         2,058      38.45        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         3,528      38.50        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy           490      38.51        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy           350      38.52        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy           686      38.57        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy           294      38.58        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         5,148      38.59        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy        13,133      38.60        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy            98      38.61        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         7,392      38.62        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         2,545      38.71        Open Market/Broker
 SPO Partners II, L.P.           8/03/2007      Buy         2,306      38.75        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            14      38.42        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            14      38.44        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            42      38.45        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            72      38.50        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            10      38.51        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy             7      38.52        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            14      38.57        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy             6      38.58        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy           105      38.59        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy           267      38.60        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy             2      38.61        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy           150      38.62        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            52      38.71        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/03/2007      Buy            45      38.75        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy         1,467      37.90        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy           984      37.91        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy         3,326      38.06        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy         1,663      38.11        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy         3,326      38.19        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy            98      38.21        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy           754      38.22        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy         1,168      38.23        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy           196      38.24        Open Market/Broker
 SPO Partners II, L.P.           8/06/2007      Buy           418      38.25        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            33      37.90        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            22      37.91        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            74      38.06        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            37      38.11        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            74      38.19        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy             2      38.21        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            17      38.22        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            26      38.23        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy             4      38.24        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/06/2007      Buy            11      38.25        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy            98      39.69        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy            98      39.70        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         4,202      39.73        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         1,075      39.74        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         2,052      39.75        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy           586      39.76        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy           274      39.79        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         1,075      39.80        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         2,150      39.81        Open Market/Broker

                                                                                     PAGE 25 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 SPO Partners II, L.P.           8/07/2007      Buy           880      39.83        Open Market/Broker
 SPO Partners II, L.P.           8/07/2007      Buy         4,710      39.96        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy             2      39.69        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy             2      39.70        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            98      39.73        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            25      39.74        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            48      39.75        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            14      39.76        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy             6      39.79        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            25      39.80        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            50      39.81        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy            20      39.83        Open Market/Broker
 Phoebe Snow Foundation, Inc.    8/07/2007      Buy           110      39.96        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         2,053      38.69        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           293      38.92        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         1,173      38.94        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           978      38.95        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         2,347      38.96        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         2,347      38.97        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         2,445      38.98        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         1,076      38.99        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         4,791      39.00        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         1,858      39.03        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           926      39.58        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         4,843      39.66        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           187      39.77        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           391      39.78        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           283      39.85        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy           917      39.89        Open Market/Broker
 SPO Partners II, L.P.           8/10/2007      Buy         8,392      39.94        Open Market/Broker
 The Elizabeth R. & William J.   8/10/2007      Buy            47      38.69        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy             7      38.92        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            27      38.94        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            22      38.95        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            53      38.96        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            53      38.97        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            55      38.98        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            24      38.99        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy           109      39.00        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            42      39.03        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            21      39.58        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy           110      39.66        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy             4      39.77        Open Market/Broker
 Patterson Foundation

                                                                                     PAGE 26 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 The Elizabeth R. & William J.   8/10/2007      Buy             9      39.78        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy             6      39.85        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy            21      39.89        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/10/2007      Buy           190      39.94        Open Market/Broker
 Patterson Foundation
 SPO Partners II, L.P.           8/13/2007      Buy           976      39.66        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,660      39.88        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,445      39.95        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,351      39.96        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,734      39.97        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,074      39.99        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy        30,263      40.00        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         5,995      40.01        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy           781      40.04        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,148      40.05        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         8,788      40.07        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         3,613      40.08        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,788      40.09        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,955      40.10        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,142      40.11        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         3,125      40.12        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy           976      40.13        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,264      40.14        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy           161      40.16        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         4,980      40.17        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,734      40.18        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         3,314      40.19        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         8,013      40.20        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy            98      40.21        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,666      40.22        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy           592      40.23        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         9,081      40.24        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,953      40.25        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy           195      40.26        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,636      40.27        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,953      40.30        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy            98      40.32        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         1,694      40.33        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,246      40.35        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,148      40.45        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,930      40.50        Open Market/Broker
 SPO Partners II, L.P.           8/13/2007      Buy         2,930      40.65        Open Market/Broker
 The Elizabeth R. & William J.   8/13/2007      Buy            23      39.66        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            39      39.88        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            57      39.95        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            55      39.96        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            64      39.97        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            25      39.99        Open Market/Broker
 Patterson Foundation

                                                                                     PAGE 27 OF 32 PAGES

                                 DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                 TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                 -----------    ----    ---------      ---------    --------------------
 The Elizabeth R. & William J.   8/13/2007      Buy           705      40.00        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy           140      40.01        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            18      40.04        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            50      40.05        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy           205      40.07        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            84      40.08        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            65      40.09        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            69      40.10        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            27      40.11        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            72      40.12        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            23      40.13        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            29      40.14        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy             4      40.16        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy           116      40.17        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            64      40.18        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            77      40.19        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy           187      40.20        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy             2      40.21        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            39      40.22        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            14      40.23        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy           212      40.24        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            45      40.25        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy             5      40.26        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            61      40.27        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            45      40.30        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy             2      40.32        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            39      40.33        Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.   8/13/2007      Buy            52      40.35        Open Market/Broker
 Patterson Foundation

                                                                                     PAGE 28 OF 32 PAGES

                                    DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                    TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                    -----------    ----    ---------      ---------    --------------------
 The Elizabeth R. & William J.        8/13/2007    Buy            50          40.45    Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.        8/13/2007    Buy            68          40.50    Open Market/Broker
 Patterson Foundation
 The Elizabeth R. & William J.        8/13/2007    Buy            68          40.65    Open Market/Broker
 Patterson Foundation
 William J. Patterson                 8/13/2007    Buy             1          39.66    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          39.88    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          39.95    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          39.96    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          39.97    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          39.99    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy            24          40.00    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             4          40.01    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          40.04    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          40.05    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             7          40.07    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             3          40.08    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          40.09    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          40.10    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          40.11    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             3          40.12    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          40.13    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          40.14    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             4          40.17    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          40.18    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             3          40.19    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             6          40.20    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             1          40.22    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             7          40.24    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007    Buy             2          40.25    Open Market/Broker
 Individual Retirement Account

                                                                                     PAGE 29 OF 32 PAGES

                                    DATE OF                NUMBER OF      PRICE PER    WHERE/HOW
REPORTING PERSON                    TRANSACTION    TYPE    SHARES         SHARE ($)    TRANSACTION EFFECTED
----------------                    -----------    ----    ---------      ---------    --------------------
 William J. Patterson                 8/13/2007   Buy              3          40.27    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.30    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.33    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.35    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.45    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.50    Open Market/Broker
 Individual Retirement Account
 William J. Patterson                 8/13/2007   Buy              2          40.65    Open Market/Broker
 Individual Retirement Account

                                                             PAGE 30 OF 32 PAGES

                                  EXHIBIT INDEX

Exhibit     Document Description
-------     --------------------
A           Agreement Pursuant to Rule 13d-1(k)

B           Power of Attorney